Exhibit 99.1

Contact:	David K. Johnson Chief Executive Officer 360-475-9374
WSB Financial Receives NASDAQ Notice Due to Delay in Filing Form 10-Q
Bremerton, WA — November 21, 2007 — WSB Financial Group (NASDAQ: WSFG), the parent company of Westsound Bank, today announced that, as expected, it has been contacted by NASDAQ regarding its listing status due to the delay in filing its quarterly report. The Company will request a hearing before a NASDAQ Listing Qualifications Panel to appeal potential delisting. The Company’s appeal and request for a hearing will automatically stay the suspension of the Company’s securities and the delisting of the Company’s securities pending the Panel’s review and determination.
On November 20, 2007, the Company received a Staff Determination notice from the NASDAQ Stock Market stating that the Company‘s common stock is subject to delisting from The NASDAQ Global Select MarketSM. The notice was issued in accordance with standard NASDAQ procedures as a result of the delayed filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. Timely filing of periodic reports with the SEC is a requirement for continued listing under NASDAQ Marketplace Rule 4310(c)(14).
As previously announced, the Company postponed filing its Form 10-Q because of the additional time required to complete the assessment of its loan portfolio by an independent third party and the review of its independent auditors.
“We remain well capitalized and certainly expect to file our Form 10-Q as soon as reasonably practicable. We intend to follow through on any other actions necessary to bring WSB Financial back into compliance with NASDAQ requirements,” said David K. Johnson, president and CEO.
ABOUT WSB FINANCIAL GROUP, INC.
WSB Financial Group, Inc., based out of Bremerton, Washington, is the holding company for Westsound Bank and Mortgage. The company was founded in 1999, and currently operates nine full service offices located within 6 contiguous counties within Western Washington. Our website is http://www.westsoundbank.com.
This news release may contains ``forward-looking statements’’ that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, maintenance of the net interest margin, credit quality and loan losses, the efficiency ratio and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words ``should,’’ ``anticipate,’’ ``expect,’’ ``will,’’ ``believe,’’ and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filing with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; and (5) success of the Company’s expansion efforts. WSB Financial Group, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
NOTE: Transmitted on PrimeNewswire on November 21, 2007